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                                                                      EXHIBIT 23

To the Board of Directors
General Electric Capital Corporation

     We consent to incorporation by reference in the Registration Statement on Form S-3 of General Electric Capital Corporation, of our report dated February 9, 1996 relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 1995 and 1994 and the related statements of current and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1995, and related schedule, which report appears in the December 31, 1995 Annual Report on Form 10-K of General Electric Capital Corporation.

     We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

                                          KPMG PEAT MARWICK LLP

Stamford, Connecticut
February 24, 1997